Exhibit 99.1

NOVEMBER 18, 2011

COMPANY CONTACT:	INVESTOR CONTACTS:
FutureFuel Corp.	LHA
Lee E. Mikles, CEO	Jody Cain (Jcain@lhai.com)
(805) 565-9800 www.futurefuelcorporation.com	(310) 691-7100

FutureFuel Corp. Declares a Quarterly Dividend Program for 2012

CLAYTON, Mo. (November 18, 2011) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced that it had declared normal quarterly cash dividends of U.S. $0.10 per share on the Company’s common stock for the calendar year 2012, with record dates of March 1, 2012, June 1, 2012, September 4, 2012, and December 3, 2012, and payment dates of March 15, 2012, June 15, 2012, September 18, 2012, and December 17, 2012, respectively.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

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